Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-31047, File No. 33-50276, File No. 333-12985, File No. 333-63487, File No. 333-88177, File No. 333-120132, File No. 333-115423, File No. 33-64647, File No. 333-66562, File No. 33-57268) of Tredegar Corporation of our reports dated June 30, 2011 and August 29, 2011 relating to the financial statements of Terphane Holdings LLC and its predecessor entity Terphane Holding Corporation which appear in the Current Report on Form 8-K/A of Tredegar Corporation dated January 3, 2012.

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes

Sao Paulo, Brazil

December 28, 2011